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                       [KPMG PEAT MARWICK LLP LETTERHEAD]


                         CONSENT OF INDEPENDENT AUDITORS



The Board of Directors
MHM Services, Inc.

We consent to the use of our report dated May 22, 1998, on the statements of net assets available for plan benefits as of September 30, 1997 and 1996, and the related statements of changes in net assets available for plan benefits for the years then ended for the Mental Health Management, Inc. Employees' Savings Plan (the "Plan") included in the Annual Report on Form 11-K relating to the Plan filed by MHM Services, Inc. for the years ended September 30, 1997 and 1996, and to the incorporation by reference of such report in the Registration Statement on Form S-8 pertaining to the Plan (File No. 333-09147).


                                           /s/ KPMG PEAT MARWICK LLP




McLean, Virginia
September 25, 1998